Exhibit (h)(ix) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K

                             AMENDMENT TO AGREEMENT
                                       for
                            TRANSFER AGENCY SERVICES

     THIS AMEDMENT TO AGREEMENT FOR TRANSFER AGENCY SERVICES (the "Amendment") is made as of the 3rd day of April, 2003 by and between Edward Jones Money Market Fund (formerly known as Edward D. Jones & Co. Daily Passport Cash Trust) having its principal office and place of business at Federated Investors Funds, 5800 Corporate Drive, Pittsburgh, Pennsylvania 15237-7000 (the "Fund") and Edward D. Jones & Co., L.P. a Missouri limited partnership, having its principal office and place of business at 12555 Manchester Road, St. Louis, Missouri 63131-3729 (the "Company").

     WHEREAS, the Fund and the Company are parties to an Agreement for Transfer Agency Services dated as of November 1, 1998 (the "Agreement");

     WHEREAS, on or about May 18, 2001 the Fund changed its name from the Edward
D. Jones & Co. Daily Passport Cash Trust to the Edward Jones Money Market Fund; and

     WHEREAS, the Fund and the Company wish to amend the Agreement under and pursuant to the terms of this Amendment solely to confirm the continued validity of the Agreement from and after the name change of the Fund.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Confirmatory Amendment. The original Agreement is hereby amended by replacing the words "Edward D. Jones & Co. Daily Passport Cash Trust" with the words "Edward Jones Money Market Fund" in each instance.

2. No Other Amendments. Except for the amendments contained in this Amendment, the Agreement shall continue in full force and effect in all respects.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

                                    EDWARD JONES MONEY MARKET FUND
                                    (formerly Edward D. Jones & Co.
                                    Daily Passport Cash Trust)

                                    By:  /s/ Todd P. Zerega
                                    Name:  Todd P. Zerega
                                    Title:  Assistant Secretary

                                    EDWARD D. JONES & CO, L.P.

                                    By:  /s/ Rodney Bahr
                                    Name:  Rodney Bahr
                                    Title:  Principal